Core & Main Announces Fiscal 2022 Third Quarter Results

ST. LOUIS, Dec. 13, 2022—Core & Main Inc. (NYSE: CNM), a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, today announced financial results for the third fiscal quarter ended October 30, 2022.

Fiscal 2022 Third Quarter Highlights (Compared with Fiscal 2021 Third Quarter)

•Net sales increased 29.4% to $1,818 million
•Gross profit margin increased 110 basis points to 27.5%
•Net income increased 63.3% to $178 million
•Adjusted EBITDA (Non-GAAP) increased 45.5% to $275 million
•Adjusted EBITDA margin (Non-GAAP) increased 160 basis points to 15.1%
•Net cash provided by operating activities increased $121 million to $154 million
•Net Debt Leverage (Non-GAAP) declined to 1.7x as of October 30, 2022
•Closed four acquisitions during and subsequent to the quarter: Inland Water Works Supply Co., the municipal waterworks division of Trumbull Industries and an affiliated entity (collectively "Trumbull"), Distributors, Inc. and Lanier Municipal Supply Co.
•Opened a new location in Fort Collins, Colorado
•Raising expectation for fiscal 2022 Adjusted EBITDA to be in the range of $910 to $930 million, representing year-over-year growth of 51% to 54%
"Core & Main's third quarter results reflect our team's execution and the resilience of our business in a dynamic environment," said Steve LeClair, chief executive officer of Core & Main.

"We delivered our eighth consecutive quarter of double-digit year-over-year net sales growth, with third quarter net sales exceeding our expectations due to healthy end-market demand, robust performance across our growth initiatives and continued price realization. This is an impressive accomplishment considering the 39% net sales growth we achieved in the same period last year. Municipal repair and replacement activity remains strong, and we continue to see an acceleration of non-residential construction activity."

LeClair concluded, "We welcomed four new companies to Core & Main during and subsequent to the quarter, strengthening our teams, product lines and geographic footprint, while highlighting our ability to drive sustainable growth through M&A. Our acquisitions are a key source of new talent and expertise, and they continue to enhance our competitive position as we grow. We also opened a new location in Fort Collins, Colorado, extending our offerings in northern Colorado and southern Wyoming. While we face many economic uncertainties, we remain confident in our team, resilient business model, strong balance sheet, and our ability to continue growing the business through targeted growth initiatives."

Three Months Ended October 30, 2022

Net sales for the three months ended October 30, 2022 increased $413 million, or 29.4%, to $1,818 million compared with $1,405 million for the three months ended October 31, 2021. The increase in net sales was primarily attributable to price inflation, volume growth and acquisitions, with price inflation representing approximately three-fourths of the net sales increase. The volume increases were driven by market volume growth, which helped drive growth across all product lines, and share gains from the execution of our sales initiatives. Net sales growth for pipes, valves & fittings and storm drainage products benefited from price inflation, end-market growth and acquisitions. Net sales growth for fire protection products also benefited from price inflation and end-market growth. Net sales growth for meter products benefited from higher volumes due to improving supply chains for semi-conductor chips, which are components of certain smart meter products.

Gross profit for the three months ended October 30, 2022 increased $129 million, or 34.8%, to $500 million compared with $371 million for the three months ended October 31, 2021. The increase in net sales contributed an additional $109 million of gross profit and the increase in gross profit as a percentage of net sales contributed $20 million. Gross profit as a percentage of net sales for the three months ended October 30, 2022 was 27.5% compared with 26.4% for the three months ended October 31, 2021. The overall increase in gross profit as a percentage of net sales was primarily attributable to strategic inventory investments ahead of announced price increases, favorable product mix and the execution of our gross margin initiatives.

Selling, general and administrative (“SG&A”) expenses for the three months ended October 30, 2022 increased $43 million, or 22.9%, to $231 million compared with $188 million during the three months ended October 31, 2021. The increase was primarily attributable to an increase of $31 million in personnel expenses, which was driven by higher variable compensation costs and headcount. In addition, distribution and facility costs increased related to volume and inflation. SG&A expenses as a percentage of net sales was 12.7% for the three months ended October 30, 2022 compared with 13.4% for the three months ended October 31, 2021. The decrease was attributable to our ability to leverage our fixed costs during fiscal 2022.

Net income for the three months ended October 30, 2022 increased $69 million, or 63.3%, to $178 million compared with $109 million for the three months ended October 31, 2021. The increase in net income was primarily attributable to higher operating income, partially offset by higher interest expense and provision for income taxes.

Adjusted EBITDA for the three months ended October 30, 2022 increased $86 million, or 45.5%, to $275 million compared with $189 million for the three months ended October 31, 2021. Growth in Adjusted EBITDA was primarily attributable to higher net sales, improved gross profit margins, and leveraging our cost structure on the increase in net sales. Adjusted EBITDA margin increased 160 basis points to 15.1% from 13.5% in the prior year period.

Nine Months Ended October 30, 2022

Net sales for the nine months ended October 30, 2022 increased $1,519 million, or 40.4%, to $5,277 million compared with $3,758 million for the nine months ended October 31, 2021. The increase in net sales was primarily attributable to price inflation, volume growth and acquisitions, with price inflation representing approximately three-fourths of the net sales increase. The volume increases were driven by market volume growth and share gains in part due to preferred access to products during a period of material shortages, which helped drive growth across all product lines, and the execution of our sales initiatives. Net sales growth for pipes, valves & fittings and storm drainage products benefited from price inflation, end-market growth and acquisitions. Net sales growth for fire protection products also benefited from price inflation and end-market growth. Net sales of meter products grew at a slower pace primarily due to shortages of semi-conductor chips, which are components of certain smart meter products.

Gross profit for the nine months ended October 30, 2022 increased $469 million, or 49.2%, to $1,422 million compared with $953 million for the nine months ended October 31, 2021. The increase in net sales contributed an additional $386 million of gross profit and the increase in gross profit as a percentage of net sales contributed $83 million. Gross profit as a percentage of net sales for the nine months ended October 30, 2022 was 26.9% compared with 25.4% for the nine months ended October 31, 2021. The overall increase in gross profit as a percentage of net sales was primarily attributable to strategic inventory investments ahead of announced price increases, a favorable pricing environment, the execution of our gross margin initiatives and accretive acquisitions.

SG&A expenses for the nine months ended October 30, 2022 increased $133 million, or 24.9%, to $667 million compared with $534 million during the nine months ended October 31, 2021. The increase was primarily attributable to an increase of $107 million in personnel expenses, which was driven by higher variable compensation costs and headcount from acquisitions. In addition, distribution and facility costs increased related to volume, inflation and acquisitions. These factors were partially offset by a $13 million decrease related to equity-based compensation expense due to accounting for a modification to equity awards in the prior year period. SG&A expenses as a percentage of net sales was 12.6% for the nine months ended October 30, 2022 compared with 14.2% for the nine months ended October 31, 2021. The decrease was attributable to our ability to leverage our fixed costs and lower equity-based compensation expense during fiscal 2022.

Net income for the nine months ended October 30, 2022 increased $351 million, or 240.4%, to $497 million compared with $146 million for the nine months ended October 31, 2021. The increase in net income was primarily attributable to higher operating income, the $51 million loss on debt modification and extinguishment and equity award modification expense, both of which occurred in fiscal 2021, and lower interest expense, partially offset by an increase in income taxes.

Adjusted EBITDA for the nine months ended October 30, 2022 increased $318 million, or 70.2%, to $771 million compared with $453 million for the nine months ended October 31, 2021. Growth in Adjusted EBITDA was primarily attributable to higher net sales, improved gross profit margins, and leveraging our cost structure on the increase in net sales. Adjusted EBITDA margin increased 250 basis points to 14.6% from 12.1% in the prior year period.

Liquidity and Capital Resources

Net cash provided by operating activities for the three months ended October 30, 2022 increased $121 million, or 366.7%, to $154 million compared with $33 million for the three months ended October 31, 2021. The improvement in operating cash flow was primarily driven by higher operating income and lower investment in working capital, partially offset by a $31 million increase in tax payments due to higher income before provision for income taxes.

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as of October 30, 2022 was $1,571 million. Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last 12 months) was 1.7x, an improvement of 1.1x from October 31, 2021. The improvement was attributable to an increase in Adjusted EBITDA, partially offset by a $90 million increase in borrowings under our Senior ABL Credit Facility.

As of October 30, 2022, Core & Main had total liquidity of $1,151 million, consisting of excess availability under our Senior ABL Credit Facility, which is net of $90 million of borrowings and approximately $9 million of outstanding letters of credit.

Fiscal 2022 Outlook

"We expect to deliver strong performance in the fourth quarter despite the 50% net sales growth we achieved in the same period last year," LeClair continued. "We expect demand to remain resilient, supported by our balanced business mix and the execution of our growth initiatives. We remain confident in the long-term stability of our business and end-markets, as roughly half of our net sales are driven by non-discretionary repair and replacement activity. Taken altogether, we are raising our expectation for fiscal 2022 Adjusted EBITDA to be in the range of $910 to $930 million, representing year-over-year growth of 51% to 54%."

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on December 13, 2022 at 8:30 a.m. EST to discuss the Company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing (844) 200-6205 or +1 (929) 526-1599 (international). The passcode for the live call is 741530. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results and key performance indicators will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, to municipalities, private water companies and professional contractors across municipal, non-residential and residential end-markets nationwide. With approximately 300 locations, the company provides its customers local expertise backed by a national supply chain. Core & Main’s 4,100 associates are committed to helping their communities thrive with safe and sustainable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Core & Main’s financial and operating outlook, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; price fluctuations in our product costs, particularly with respect to the commodity-based products that we sell; our ability to manage our inventory effectively, including during periods of supply chain disruptions; our ability to obtain product; general business and economic conditions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the impact of seasonality and weather-related impacts, including natural disasters or similar extreme weather events; the fragmented and highly competitive markets in which we compete and consolidation within our industry; our ability to competitively bid for municipal and private contracts; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and region managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated; the availability and cost of freight and energy, such as fuel; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our supplier agreements; our ability to identify and introduce new products and product lines effectively; the impact of interest rates on the level of activity in the U.S. residential and non-residential construction markets; increases in interest rates and the impact of transitioning from London Interbank Offered Rate ("LIBOR") as the benchmark rate in contracts; changes in our credit ratings and outlook; the spread of, and response to, COVID-19, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products as well as work stoppages and other disruptions due to labor disputes; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; the domestic and international political environment with regard to trade relationships and tariffs, as well as difficulty sourcing products as a result of import constraints; our ability to operate our business consistently through highly dispersed locations across the United States; interruptions in the proper functioning of our information technology systems, including from cybersecurity threats; risks associated with raising capital; our ability to continue our customer relationships with short-term contracts; risks associated with exporting our products internationally; our ability to renew or replace our existing leases on favorable terms or at all; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our substantial indebtedness and the potential that we may incur additional indebtedness; the limitations and restrictions in the agreements governing our indebtedness, the Second Amended and Restated Agreement of Limited Partnership of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Quarterly Report on Form 10-Q for the three months ended October 30, 2022); our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; the significant influence that Clayton, Dubilier & Rice, LLC ("CD&R") has over us and potential conflicts between the interests of CD&R and other stockholders; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2022.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Robyn Bradbury, 314-995-9116
InvestorRelations@CoreandMain.com

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended		Nine Months Ended
	October 30, 2022	October 31, 2021	October 30, 2022	October 31, 2021

Net sales	$1,818	$1,405	$5,277	$3,758
Cost of sales	1,318	1,034	3,855	2,805
Gross profit	500	371	1,422	953
Operating expenses:
Selling, general and administrative	231	188	667	534
Depreciation and amortization	35	36	104	103
Total operating expenses	266	224	771	637
Operating income	234	147	651	316
Interest expense	16	12	46	85
Loss on debt modification and extinguishment	—	1	—	51
Income before provision for income taxes	218	134	605	180
Provision for income taxes	40	25	108	34
Net income	178	109	497	146
Less: net income attributable to non-controlling interests	67	45	185	28
Net income attributable to Core & Main, Inc. (1)	$111	$64	$312	$118

Earnings per share (2)
Basic	$0.65	$0.41	$1.85	$0.27
Diluted	$0.65	$0.39	$1.82	$0.26
Number of shares used in computing EPS (2)
Basic	170,027,629	158,986,524	168,485,011	156,869,487
Diluted	246,262,224	244,582,116	246,198,822	243,080,600

(1) For the nine months ended October 31, 2021, the net income attributable to Core & Main, Inc. includes net income prior to the Reorganization Transactions (as defined in Note 1 to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended October 30, 2022) of $74 million, and net income subsequent to the Reorganization Transactions of $44 million. Refer to the Statements of Changes in Stockholders’ Equity/Partners’ Capital for a summary of net income (loss) attributable to Core & Main, Inc. prior to and subsequent to the Reorganization Transactions.

(2) For the nine months ended October 31, 2021, this represents basic and diluted earnings per share of Class A common stock and weighted average shares of Class A common stock outstanding for the period from July 23, 2021 through October 31, 2021, which is the period following the Reorganization Transactions described in Note 1. Refer to calculation of earnings per share in Note 10 to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended October 30, 2022.

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	October 30, 2022	January 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$—	$1
Receivables, net of allowance for credit losses of $9 and $5, respectively	1,273	884
Inventories	1,148	856
Prepaid expenses and other current assets	34	26
Total current assets	2,455	1,767
Property, plant and equipment, net	105	94
Operating lease right-of-use assets	163	152
Intangible assets, net	822	871
Goodwill	1,537	1,515
Other assets	108	35
Total assets	$5,190	$4,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$15	$15
Accounts payable	701	608
Accrued compensation and benefits	120	109
Current operating lease liabilities	53	49
Other current liabilities	98	58
Total current liabilities	987	839
Long-term debt	1,537	1,456
Non-current operating lease liabilities	110	103
Deferred income taxes	6	35
Payable to related parties pursuant to Tax Receivable Agreements	179	153
Other liabilities	19	17
Total liabilities	2,838	2,603
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 172,396,996 and 167,522,403 shares issued and outstanding as of October 30, 2022 and January 30, 2022, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 73,498,925 and 78,398,141 shares issued and outstanding as of October 30, 2022 and January 30, 2022, respectively	1	1
Additional paid-in capital	1,242	1,214
Retained earnings	404	92
Accumulated other comprehensive income	55	16
Total stockholders’ equity attributable to Core & Main, Inc.	1,704	1,325
Non-controlling interests	648	506
Total stockholders’ equity	2,352	1,831
Total liabilities and stockholders’ equity	$5,190	$4,434

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Nine Months Ended
	October 30, 2022	October 31, 2021
Cash Flows From Operating Activities:
Net income	$497	$146
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	110	112
Equity-based compensation expense	9	22
Loss on debt modification and extinguishment	—	49
Other	(10)	(6)
Changes in assets and liabilities:
(Increase) decrease in receivables	(373)	(374)
(Increase) decrease in inventories	(255)	(305)
(Increase) decrease in other assets	(10)	(8)
Increase (decrease) in accounts payable	84	279
Increase (decrease) in accrued liabilities	42	19
Net cash provided by (used in) operating activities	94	(66)
Cash Flows From Investing Activities:
Capital expenditures	(20)	(12)
Acquisitions of businesses, net of cash acquired	(114)	(172)
Settlement of interest rate swap	—	(5)
Proceeds from the sale of property and equipment	1	—
Net cash used in investing activities	(133)	(189)
Cash Flows From Financing Activities:
IPO proceeds, net of underwriting discounts and commissions	—	664
Offering proceeds from underwriters’ option, net of underwriting discounts and commissions	—	100
Payments for offering costs	—	(8)
Distributions to non-controlling interest holders	(39)	(31)
Borrowings on asset-based revolving credit facility	244	—
Repayments on asset-based revolving credit facility	(154)	—
Issuance of long-term debt	—	1,500
Repayments of long-term debt	(11)	(2,315)
Payment of debt redemption premiums	—	(18)
Debt issuance costs	(2)	(13)
Net cash provided by (used in) financing activities	38	(121)
Decrease in cash and cash equivalents	(1)	(376)
Cash and cash equivalents at the beginning of the period	1	381
Cash and cash equivalents at the end of the period	$—	$5

Cash paid for interest	$47	$114
Cash paid for taxes	107	29

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with GAAP, we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage, which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the IPO and subsequent secondary offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

• do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

• do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

• do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

• exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

No reconciliation of the estimated range for Adjusted EBITDA for fiscal 2022 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., the most directly comparable GAAP measure, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses and associated taxes cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Amounts in millions, unaudited)	Three Months Ended		Nine Months Ended
	October 30, 2022	October 31, 2021	October 30, 2022	October 31, 2021
Net income attributable to Core & Main, Inc.	$111	$64	$312	$118
Less: net income attributable to non-controlling interest	67	45	185	28
Net income	178	109	497	146
Depreciation and amortization (1)	37	37	107	106
Provision for income taxes	40	25	108	34
Interest expense	16	12	46	85
EBITDA	$271	$183	$758	$371
Loss on debt modification and extinguishment	—	1	—	51
Equity-based compensation	2	2	9	22
Acquisition expenses (2)	1	3	3	6
Offering expenses (3)	1	—	1	3
Adjusted EBITDA	$275	$189	$771	$453

Adjusted EBITDA Margin:
Net Sales	$1,818	$1,405	$5,277	$3,758
Adjusted EBITDA / Net Sales	15.1%	13.5%	14.6%	12.1%

(Amounts in millions, unaudited)	Twelve Months Ended
	October 30, 2022	October 31, 2021
Net income attributable to Core & Main, Inc.	$360	$118
Less: net income attributable to non-controlling interest	216	28
Net income	576	146
Depreciation and amortization (1)	143	142
Provision for income taxes	125	31
Interest expense	59	120
EBITDA	$903	$439
Loss on debt modification and extinguishment	—	51
Equity-based compensation	12	23
Acquisition expenses (2)	4	8
Offering expenses (3)	3	3
Adjusted EBITDA	$922	$524

(1)Includes depreciation of certain assets which are reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.

(3)Represents costs related to our initial public offering and secondary offering of shares of our Class A common stock completed in January 2022 and September 2022, which are reflected in SG&A expenses in our Statement of Operations.

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Amounts in millions, unaudited)	As Of
	October 30, 2022	October 31, 2021
Senior ABL Credit Facility due July 2026	$90	$—
Senior Term Loan due July 2028	1,481	1,496
Total Debt	1,571	1,496
Less: Cash & Cash Equivalents	—	(5)
Net Debt	$1,571	$1,491
Twelve Months Ended Adjusted EBITDA	922	524
Net Debt Leverage	1.7x	2.8x